Exhibit 10.1

FI N° 83.445 (IT)

Serapis N° 2013-0335

GRUPPO SORIN R&D

Amendment Agreement in relation to the

Finance Contract signed on

6 May 2014 in Luxembourg

between the

European Investment Bank

and

Sorin S.p.A., LivaNova PLC, Sorin CRM S.A.S.

and Sorin Group Italia S.r.l.

THIS AMENDMENT AND RESTATEMENT AGREEMENT (this “Agreement”) is dated 2 October 2015 and made between:

(1)	The European Investment Bank, having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg (the “Bank”);

(2)	Sorin S.p.A., a company incorporated in Italy having its registered office at Via Benigno Crespi, 17, 20159 Milano, Italy (the “Italian Holdco”);

(3)	Sorin CRM S.A.S., a company incorporated in France having its registered office at 4 Avenue Réaumur, 92140 Clamart Cedex – France (the “French Subsidiary”);

(4)	Sorin Group Italia S.r.l., a company incorporated in Italy, having its registered office at Via Benigno Crespi, 17, 20159 Milano, Italy (the “Italian Subsidiary”); and

(5)

LivaNova PLC, a public limited company incorporated in England and Wales with registered number 9451374, having its registered office at c/o Legalinx Limited, 1 Fetter Lane, London EC4A 1BR, United Kingdom (the “UK Holdco”).

WHEREAS:

(A)	The Italian Holdco, the French Subsidiary, the Italian Subsidiary and the Bank entered into a research and development finance contract dated 6 May 2014 (the “Finance Contract”).

(B)

The Italian Holdco has entered into a transaction agreement dated 23 March 2015 with, among others, Cyberonics, Inc., a Delaware corporation listed on NASDAQ (“Cyberonics”) (the “Transaction Agreement”). Pursuant to the Transaction Agreement, it is expected that the Italian Holdco will merge with and into its wholly-owned subsidiary UK Holdco, with UK Holdco being the surviving entity.

(C)	The Italian Holdco, the French Subsidiary, the Italian Subsidiary and the Bank have agreed to enter into this agreement in order to amend the terms of the Finance Contact in the manner set out below.

(D)	The parties acknowledge that the purpose of the Finance Contact, being research and development activities in Italy and France for the 2014-2016 period, is not impacted by the transaction.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Companies” means, collectively, the UK Holdco, the Italian Holdco, the French Subsidiary and the Italian Subsidiary.

“Effective Date” means the date on which the Bank confirms to UK Holdco in writing (including by electronic mail or other electronic means) that the Bank has received in a form and substance satisfactory to it (acting reasonably) each of the documents and other evidence listed in Schedule 1 (Conditions Precedent).

“Merger” has the meaning given to it under the Finance Contract (as amended and restated pursuant to this Agreement).

1.2	Construction

(a)	Terms defined in the Finance Contract (as amended and restated pursuant to this Agreement) shall have the same meaning when used in this Agreement.

(b)	In this Agreement, references to:

(i)	Clauses and Schedules are, save if explicitly stipulated otherwise, references respectively to clauses of, and recitals and schedules to this Agreement;

(ii)	a provision of law are references to that provision as amended or re-enacted; and

(iii)	any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.

1.3	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

2.	AMENDMENT AND RESTATEMENT OF THE FINANCE CONTRACT

2.1	The Finance Contract

With effect from (and including) the Effective Date, the Finance Contract shall be amended and restated as set out in Schedule 2 (Amended and Restated Finance Contract).

2.2	Continuing Effect

Except as amended by the terms of this Agreement, the Finance Contract shall remain in full force and effect and any reference in the amended and restated Finance Contract or to any provision of the Finance Contract will be construed as a reference to the amended and restated Finance Contract, or that provision, as amended and restated by this Agreement.

2.3	Further Assurance

Each Company shall, at the reasonable request of the Bank and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

3.	GUARANTOR CONFIRMATION

3.1	Guarantee Confirmation

Each Co-debtor confirms that, with effect from (and including) the Effective Date, the co-debtorship under Article 1.11 (Co-debtorship: joint and several liability) of the amended and restated Finance Contract and the guarantees and indemnities set out in Article 7.01 (Guarantee and Indemnity) of the amended and restated Finance Contract shall:

(a)	continue to apply in respect of the obligations of each Co-debtor under the amended and restated Finance Contract; and

(b)

extend to all new obligations of any Co-debtor under the amended and restated Finance Contract arising from the amendments effected by this Agreement, subject only to the guarantee limitations set out in Article 7.01I (Limitation of the Obligations of the French Subsidiary) of the amended and restated Finance Contract.

3.2	Changes to the parties of the Finance Contract

(a)

As a result of and with effect from the completion of the Merger, UK Holdco shall by operation of law assume all of the rights and obligations of Italian Holdco, including those under the original Finance Contract.

(b)

With effect from (and including) the Effective Date, and subject to the completion of the Merger, UK Holdco agrees to be a party to the amended and restated Finance Contract as the “Parent” and to be bound by the obligations expressed to be performed by the “Parent” thereunder.

4.	REPRESENTATIONS AND WARRANTIES

UK Holdco, the French Subsidiary and the Italian Subsidiary make each of the representations and warranties in Article 6.15 (General Representations and Warranties) of the amended and restated Finance Contract (by reference to the facts and circumstances then existing) on;

(a)

the date of this Agreement, provided that any reference in Article 6.15 (General Representations and Warranties) of the amended and restated Finance Contract to “this Contract” shall be read as though it were a reference to this Agreement; and

(b)	the Effective Date.

5.	FEES AND EXPENSES

5.1	Costs and Expenses

(a)

Each Company shall pay promptly on demand to the Bank the amount of all charges and expenses, including professional, banking or exchange charges incurred by the Bank in connection with the preparation, execution, implementation, enforcement and termination of this Agreement or any related document and any amendment, supplement or waiver in respect of this Agreement or any related document.

(b)	Each Company shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Agreement.

5.2	Amendment Fee

An amendment fee of EUR 25,000.00 (twenty-five thousand euros) shall be due by the Companies to the Bank in connection with the execution of this Agreement. This amount shall be paid within 15 days following the date of the relevant invoice sent by the Bank to the Companies, indicating the number of the Bank’s invoice as reference.

6.	MISCELLANEOUS

6.1	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

6.2	Partial Invalidity

If at any time any term of this Agreement is or becomes illegal, invalid or unenforceable in any respect, or this Agreement is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or the effectiveness in any other respect of this Agreement in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement or the effectiveness of this Agreement under the laws of such other jurisdictions.

6.3	Remedies and Waivers

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Agreement shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

7.	GOVERNING LAW AND JURISDICTION

7.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.2	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Agreement.

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

7.3	Agent of Service

Without prejudice to any other mode of service allowed under any relevant law, each of the Italian Holdco, the French Subsidiary and the Italian Subsidiary hereby irrevocably appoints LivaNova PLC, at c/o Legalinx Limited, 1 Fetter Lane, London EC4A 1BR, United Kingdom as its agent of service for the purposes of accepting service on its behalf of any writ, notice, order, judgement or other legal process (and UK Holdco by its execution of this Agreement accepts that appointment). Each of the Italian Holdco, the French Subsidiary and the Italian Subsidiary agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in 6 (six) originals in the English language.

SCHEDULE 1

CONDITIONS PRECEDENT

1)	Companies

a)

A copy of the constitutional documents of each Company or a certificate of an authorised signatory of each relevant Company certifying that the constitutional documents previously delivered to the Bank for the purposes of the original Finance Contract have not been amended and remain in full force and effect.

b)

A copy of the relevant authority of signatories of each Company, including a resolution of the board of directors, or any other competent corporate authority, of each of UK Holdco, the French Subsidiary and the Italian Subsidiary:

i.	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

ii.	authorising a specified person or persons to execute this Agreement on its behalf; and

iii.	in the case of a Company other than UK Holdco, authorising UK Holdco to act as its agent in connection with this Agreement.

c)	If applicable, a copy of any power of attorney authorising the person or persons specified therein to sign this Agreement to which it is a party.

d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above and, if applicable, any power of attorney referred to in paragraph (c).

e)

A certificate of an authorised signatory of the relevant Company certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2)	Amendment agreement

Two originals of this Agreement duly executed by the parties thereto.

3)	Legal Opinions

Legal opinions issued by the external legal counsel of the Companies on (i) the due incorporation, capacity and corporate authorizations of each of the Companies; and (ii) on the legal, valid, binding and enforceable obligations by each of the Companies under this Agreement in accordance with their respective law of their jurisdiction of incorporation, substantially in the form distributed to the Bank prior to signing this Agreement.

4)	Merger

a)	Copy of the Transaction Agreement executed by the parties to that document.

b)	A certificate of UK Holdco (signed by a director) certifying that:

i.	the Merger has become effective (attaching supporting evidence including a copy of the order given by the High Court of England and Wales sanctioning the Merger);

ii.

each of the matters specified in sections 6.01 and 6.02 of the Transaction Agreement relating to the Merger have been satisfied or, with the consent of the Bank, waived, except for any waiver which is not materially adverse to the interests of the Bank;

iii.

the Transaction Agreement has not been amended, varied, novated, supplemented, superseded, waived or terminated in a way which is materially adverse to the interests of the Bank, except with the consent of the Bank; and

iv.	UK Holdco is not aware of any material breach of any warranty or any material claim under the Transaction Agreement.

5)	Other documents or evidence

Evidence of the payment of the amendment fee set out in Article 5.2 (Amendment Fee) of this Agreement.

SCHEDULE 2

AMENDED AND RESTATED FINANCE CONTRACT

SIGNATORIES

THE BANK

Signed for and on behalf of the

EUROPEAN INVESTMENT BANK

The Head of Division	The Financial Monitoring Officer
/s/ Massimo Novo	/s/ Marcella Bellucci
Massimo NOVO	Massimo BELLUCCI

this 2nd day of October 2015, in Luxembourg

THE ITALIAN HOLDCO

for and on behalf of Sorin S.p.A.

/s/ Demetrio Mauro

Name: Demetrio Mauro

Title: Duly Authorized Attorney

THE FRENCH SUBSIDIARY

for and on behalf of Sorin CRM S.A.S.

/s/ Demetrio Mauro

Name: Demetrio Mauro

Title: Duly Authorized Attorney

THE ITALIAN SUBSIDIARY

for and on behalf of Sorin Group Italia S.r.l.

/s/ Demetrio Mauro

Name: Demetrio Mauro

Title: The Managing Director

THE UK HOLDCO

for and on behalf of LivaNova PLC

by its duly authorised attorney pursuant to

a power of attorney dated 20 July 2014

/s/ Giorgio Cottura

Name: Mr Giorgio Cottura

Title: Duly authorised attorney